Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE May 15, 2007	CONTACT:	Thomas A. Young, Jr. Paul M. Harbolick, Jr. (703) 814-7200
Alliance Bankshares Announces Stock Repurchase Program
Up to 300,000 common shares
CHANTILLY, VA — Alliance Bankshares Corporation (NASDAQ — ABVA) today announced that the Board of Directors has authorized a program to repurchase over the next twelve months up to 300,000 shares of its common stock, which represents approximately 5.4% of currently outstanding shares. The timing and amount of repurchases, if any, will depend on market conditions, share price, trading volume and other factors, and there is no assurance that Bankshares will purchase any shares under the program. The repurchase program may be suspended or discontinued at any time. Bankshares may purchase shares in the open market or via privately negotiated transactions. Any share purchases will be reported on a quarterly basis in Bankshares’ periodic reports filed with the Securities and Exchange Commission.
“The Board of Directors believe our common stock is attractive at the current pricing levels. We are constantly striving to enhance long-term shareholder value and purchasing our stock at the current level is consistent with that goal,” said Thomas A. Young, Jr.
Alliance Bankshares Corporation is a locally managed community banking organization based in Northern Virginia. The independent status of the organization allows the Bank’s management to create implement and maintain banking services with a level of flexibility, creativity and discretion that is not possible with larger institutions.
Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability, balance sheet management goals and actions and financial and other goals. These statements are based on certain assumptions and analyses by the company and other factors it believes are appropriate in the circumstances. However, the company's expectations are subject to a number of risks and uncertainties such as changes in personnel, interest rates, accounting standards, economic conditions and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forwarding-looking statements made herein are qualified by these cautionary statements and cautionary language in the company's most recent report on Form 10-K and other documents filed with the Securities and Exchange Commission.
More information on Alliance Bankshares Corporation can be found online at
www.alliancebankva.com, or by phoning an Alliance office.

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